SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 9, 2006

JAVELIN PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware	0-31114	88-0471759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
125 CambridgePark Drive, Cambridge, Massachusetts		02140
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code –	(617) 349-4500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(a) and (d)  Javelin Pharmaceuticals, Inc. (the “Company” or “we”) has filed an application to qualify for listing on the American Stock Exchange (“AMEX”). As part of this process, we have sought to reconstitute our Board of Directors with a majority of independent Directors to meet the AMEX listing requirements. The reconstitution of the Board was to increase the number of Directors to a total of seven persons, including the new additions of Neil W. Flanzraich as a Class I Director and Martin J. Driscoll as a Class III Director and accepting the resignation of Dr. William P. Peters as a Class III Director. We believe that the current Board composition meets the AMEX requirements.

On June 9, 2006, Dr. Peters voluntarily resigned as a director of the Company. The AMEX requires that a majority of directors are “independent” directors to qualify for listing. Under the AMEX rules, Dr. Peters would not currently be an “independent” director because an executive officer of the Company had served, until February 2004, on the compensation committee of a company of which Dr. Peters is CEO.

As of June 13, 2006, Mr. Driscoll and Mr. Flanzraich were elected Directors of the Company and accepted such directorships. Neither person had been the beneficial owner of any shares of our common stock prior to June 13, 2006. However, upon becoming a director, under our 2005 Omnibus Incentive Stock Plan each of them was awarded his initial non-employee director options for the purchase of 50,000 shares of our common stock at the closing price on June 13, 2006.

Both Mr. Driscoll and Mr. Flanzraich will be management nominees for election as Directors at our 2006 Stockholders Meeting to be held in July 2006. Neither of them has been named to a Committee of Board of Directors.

The following is background information for the two new Directors:

Mr. Driscoll (age 47) has been a Principal of MJD Consulting LLC, a pharmaceutical marketing company since 2005, and was a Principal of that firm from its founding in 2002 to 2003. From 2003 to 2005, Mr. Driscoll was Senior Vice President of Sales and Marketing at Reliant Pharmaceuticals, a privately held company that markets a portfolio of branded pharmaceutical products. From 2000 to 2002, Mr. Driscoll was Vice President, Commercial Operations and Business Development at ViroPharma, Inc. From 1983 to 2000, Mr. Driscoll held various positions at Schering Plough Corporation, including Vice President of Sales and Marketing for its Primary Care Division, and Vice President, Sales and Marketing for the Schering Diabetes Unit. He is a Director of Genta Incorporated [Nasdaq:GNTA], a biotechnology company developing novel cancer therapies. Mr. Driscoll received a B.S. from the University of Texas.

Mr. Flanzraich (age 61) has been a private investor since February 2006. From 1998 through its sale in January 2006 to TEVA Pharmaceuticals Industries, Ltd., he served as Vice Chairman and President of IVAX Corporation, an international pharmaceutical company. From 1995 to 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and from 1981 to 1994, was Senior Vice President and member of the Corporate Operating Committee at Syntex Corporation, a pharmaceutical company. He is also a Director of Equity One, Inc. [NYSE:EQY], a real estate company, Continucare Corporation [ASE:CNU], a mixed model provider of primary care physician services, RAE Systems, Inc. [ASE:RAE], a gas detection and security monitoring company, and Neurochem, Inc. [Nasdaq:NRMX], a biotechnology company focused on neurology products. He also serves as Chairman of the Israel America Foundation. Mr. Flanzraich received an A.B. from Harvard College and a J.D. from Harvard Law School.

Neither Mr. Driscoll nor Mr. Flanzraich is related to or has any relationship with any existing member of our Board of Directors or executive officers, except that Mr. Driscoll and Douglas G. Watson, Chairman of our Board of Directors, serve as Directors of Genta Incorporated.

A copy of the press release announcing the Board restructuring is attached as an exhibit to this Report.

Item 9.01       Financial Statements and Exhibits

(d)   Exhibits

99.1  Press release of Javelin Pharmaceuticals, dated June 15, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

JAVELIN PHARMACEUTICALS, INC.
Date: June 15, 2006	By:	/s/ Daniel B. Carr
Daniel B. Carr, M.D. Chief Executive Officer